EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File number 333-267380) of Trio Petroleum Corp. (the “Company”) of our report dated January 29, 2024, relating to the financial statements of the Company, which appear in this Form 10-K.

/s/ BF Borgers CPA PC
Certified Public Accountants
Lakewood, CO
January 29, 2024